EXHIBIT 99.1

NEWS

Contacts:

Jeremy Price                                          Sharon Karlsberg
Manager, Investor Relations                           Vice President
BioMarin Pharmaceutical Inc.                          Feinstein Kean Healthcare
(415) 884-6777                                        (617) 577-8110
jprice@biomarinpharm.com                              skarlsberg@fkhealth.com

For Immediate Release:

                 BioMarin Initiates Phase 2 Trial of AryplaseTM
                      Enzyme Replacement Therapy for MPS VI

Novato, CA, April 22nd, 2002 - BioMarin Pharmaceutical Inc. (Nasdaq and Swiss SWX New Market: BMRN) today announced that it began dosing patients last month in a Phase 2 clinical trial of Aryplase (recombinant human N-acetylgalactosamine 4-sulfatase or arylsulfatase B), an investigational enzyme replacement therapy for the treatment of mucopolysaccharidosis VI (MPS VI). MPS VI, also known as Maroteaux-Lamy syndrome, is a life-threatening lysosomal storage disorder for which no specific drug treatments currently exist. In September 2001, BioMarin reported positive safety and enzyme activity data from the Company's Phase 1 clinical trial of Aryplase.

The primary objective of this open-label, multi-national Phase 2 clinical trial will be to evaluate the efficacy, safety and pharmacokinetics of weekly intravenous infusions of 1.0 mg/kg of Aryplase in 10 MPS VI patients. This dose represents the higher level of two doses administered in the six-patient Phase 1 trial.

Stuart Swiedler, M.D., Ph.D., BioMarin's Vice President, Clinical Affairs, said, "Our goal is to assemble a comprehensive set of clinical data that will lead to the timely advancement of an effective treatment for this debilitating and currently untreatable genetic disease. We look forward to reporting results from this trial in the first quarter of 2003. Subsequently, if data from the Phase 2 trial demonstrate positive safety and efficacy outcomes, we anticipate the initiation of a pivotal Phase 3 trial."

John Jost, Ph.D., BioMarin's Vice President, Manufacturing, added, "Clinical materials for the Phase 2 trial were produced in our recently upgraded clinical manufacturing facility, which will also produce the materials for the Phase 3 clinical program. Key modifications to the Aryplase manufacturing process have resulted in an approximately five-fold increase in plant productivity."

BioMarin has received orphan drug and fast track designations for Aryplase for the treatment of MPS VI from the U.S. Food and Drug Administration, and the European Commission has designated Aryplase for the treatment of MPS VI as an orphan medicinal product.

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Aryplase Phase 1 Results

In September 2001, BioMarin reported results from a randomized, double-blind six-patient Phase 1 clinical trial of Aryplase. The primary objective of this trial was to evaluate the safety of Aryplase at two dose levels: 0.2 mg/kg and
1.0 mg/kg. The enzyme was well tolerated by all six patients during the initial 24-week treatment stage, and key findings included:

o        No treatment-related serious adverse events;
o        No significant allergic reactions to the enzyme infusions;
o Urinary glycosaminoglycan (GAG) excretion was reduced by a mean of 70% and 55% in the high and low dose groups, respectively;
o Reduced urinary GAG excretion was evident within three weeks of initiating treatment.

The reduction in urinary GAGs indicates that Aryplase is breaking down the complex carbohydrate materials that otherwise accumulate in patients with MPS VI and lead to the debilitating and life-threatening symptoms of the disease.

About MPS VI

MPS VI is a life-threatening lysosomal storage disorder caused by a deficiency of the enzyme N-acetylgalactosamine 4-sulfatase (also known as arylsulfatase B). This deficiency leads to the accumulation of GAGs in the lysosomes, the digestive organs of the cell. The accumulation of GAGs in the lysosomes leads to progressive cellular, tissue and organ system dysfunction. Debilitating symptoms often include impaired cardiac and pulmonary function, delayed physical development, skeletal and joint deformities, impaired vision and hearing, sleep disorders, and reduced endurance. Depending on the severity of the disease, patients die from disease-related complications between childhood and early adulthood.

BioMarin    Pharmaceutical    Inc.    specializes   in   the   development   and
commercialization   of   therapeutic   enzyme   products   to   treat   serious,
life-threatening diseases and other conditions.

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including the prospects of Aryplase. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. Results may differ materially depending on the progress of BioMarin's product programs, the data to be released when the ongoing Aryplase trial is unblinded, the results of current and proposed clinical trials, actions of regulatory authorities, future actions in the pharmaceutical market and developments by competitors, and those factors detailed in BioMarin's filings with the Securities and Exchange Commission such as 10Q, 10K and 8K reports. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

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